FILED

2020 MAR 10 AM 9:28

SECRETARY OF STATE
TALLAHASSEE, FL

ARTICLES OF INCORPORATION
OF
QDM INTERNATIONAL INC.
A Florida Corporation

The undersigned incorporator, for the purpose of forming a corporation under the Florida Business Corporation Act (the "**FBCA**"), hereby adopts the following Articles of Incorporation.

ARTICLE I.
CORPORATE NAME

The name of this corporation is QDM International Inc. (the "**Corporation**").

ARTICLE II.
PRINCIPAL OFFICE

The street and mailing address of the current principal place of business of the Corporation is Room 707, Soho T2, Tianshan Plaza, Changning District, Shanghai, China.

ARTICLE III.
PURPOSE

The Corporation is formed to engage in any lawful act or activity for which corporations may be organized under the FBCA, including any amendments thereto.

ARTICLE IV.
SHARES

The total number of shares of capital stock which this Corporation shall have the authority to issue Two Hundred Five Million (205,000,000) shares, consisting of Five Million (5,000,000) shares of Preferred Stock having a par value of $.0001 per share and Two Hundred Million (200,000,000) shares of Common Stock having a par value of $.0001 per share.

The Board of Directors of this Corporation is authorized, subject to the limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series and, by filing articles of amendment pursuant to the applicable law of the State of Florida, to establish from time to time the number of shares of Preferred Stock to be included in each such series and to determine and fix the designations, powers, preferences and rights of the shares of each sub series (including without limitation the voting rights, dividend rights and preferences, liquidation rights and preferences and conversion rights, if any, thereof) and the qualifications, limitations and restrictions thereof.

All shares of Common Stock shall be identical with each other in every respect, and the holders thereof shall be entitled to one vote for each share of Common Stock upon all matters upon which the shareholders have the right to vote.

The holders of record of any outstanding shares of Preferred Stock shall be entitled to dividends if, when and as declared by the Board of Directors of the Corporation, at such rate per share, if any, and at such time and in such manner, as shall be determined and fixed by the Board of Directors of the Corporation in the articles of amendment authorizing the series of Preferred Stock of which such shares are a part. No dividends shall be declared and paid, or declared and set aside for payment, on the shares of Common Stock

unless and until all dividends, current and accumulated if any, accrued on the outstanding shares of Preferred Stock shall be declared and paid or a sufficient amount shall have been set aside for the payment thereof.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of record of the outstanding shares of Preferred Stock shall be entitled to receive such amount, if any, for each share of Preferred Stock, as the Board of Directors of the Corporation shall determine and fix in the articles of amendment authorizing the series of Preferred Stock of which such shares of Preferred Stock are a part, and no more. If the assets of the Corporation shall not be sufficient to pay all holders of Preferred Stock the amounts to which they would be entitled in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, then the holders of record of each series of Preferred Stock which is entitled to share in the assets of the Corporation in any such event shall be entitled to share in the assets of the Corporation to the extent, if any, and in the manner, determined by the Board of Directors of the Corporation in the articles of amendment authorizing the series Preferred Stock of which such shares are a part, and no more, and, in any such case, the holders of record of shares of Preferred Stock of the same series shall be entitled to share ratably in accordance with the number of shares Preferred Stock of the series so held of record by them to the extent, if any, that the series is entitled to share in the assets of the Corporation in such event. No payment shall be made to the holders of shares of Common Stock of the Corporation in the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation unless the holders of record of shares of Preferred Stock shall have been paid the full amount to which they shall be entitled in such event or unless a sufficient amount shall have been set aside for such payment.

Upon the effectiveness of any "combination," as such term is defined in Section 607.10025(1) of the FBCA, the authorized shares of the classes or series affected by the combination shall not be reduced or otherwise affected by the percentage by which the issued shares of such class or series were reduced as a result of the combination.

Series A Prefered Stock

Series A preferred stock shall have the following rights, designation, number, powers, preferences, limitations, restrictions, and relative rights and other matters relating to such Series A preferred shares:

A. Designation and Number. A series of the preferred shares desginatd as the "Series A Preferred Shares," $0.0001 par value, is hereby established. The number of shares of the Series A Preferred Shares shall be One Million (1,000,000). The rights, preferences, privileges, and restriction granted to and imposed on the Series A Preferred Shares are set forth below.

B. Redemption Rights. The holders of Series A Preferred Shares will not be entitles to any redemption rights.

C. Relative Seniority. In respect to the right to receive dividends, the Series A Preferred Shares shall be subordinated to the Common Stock and any debt obligations.

D. Dividend Provisions. The holders of Series A Preferred Shares will not be entitled to any dividend rights.

E. Conversion. The holders of Series A Preferred Shares are convertible into ten common shares after a holding period of one year.

F. Preemptive Rights. The holders of Series A Preferred Shares will not be entitled to any preemptive rights to purchase stock in future stock offerings of the Company.

H. Voting Rights. The holders of the Series A Preferred Shares will not be entitled to voting rights.

I. Right of Co-Sale (Tag Along). The Series A Preferred Shareholders shall have the rights of co-sale. If a majority shareholder sells his or her stake, the Series A Preferred Shareholders shall have the right to join the transaction and sell his or her minority stake in the Company.

J. Forced Co-Sale (Drag Along). The Series A Preferred Shareholders will not be required to sell all of their Series A Preferred Shares on the same terms or conditions of a co-sale by a majority shareholder.

K. Right of First Refusal. If any of the Series A Preferred Shareholders wish to sell, transfer or otherwise dispose of any or all of his/her Series A Preferred Shares, the other Series A Preferred Shareholders shall have a prior right to buy such Series A Preferred Shares.

L. Anti-Takeover Provisions. There are no anti-takeover provisions that may have the effect of delaying or preventing a change in control.

Series B Preferred Stock

Series B preferred stock shall have the following rights, designation, number, powers, preferences, limitation, restrictions, and relative rights and other matters relating to such Series B preferred shares:

A. Designation and Number. A series of the preferred shares designated as the "Series B Preferred Shares", $0.0001 par value, is hereby established. The number of shares of the Series B Preferred Shares shall be Two Million (2,000,000). The rights, preferences, privileges, and restriction granted to and imposed on the Series B Preferred Shares are as set forth below.

B. Redemption Rights. The holders of Series B Preferred Shares will not be entitled to any redemption rights.

C. Relative Seniority. In respect to the right to receive dividends, the Series B Preferred Shares shall be subordinated to the Common Stock and any debt obligations.

D. Dividend Provisions. The holders of Series B Preferred Shares will not be entitled to any dividend rights.

E. Conversion. The holders of Series B Preferred Shares will not be entitled to conversion rights.

F. Preemptive Rights. The holders of Series B Preferred Shares will not be entitled to any preemptive rights to purchase stock in future stock offerings of the Company.

H. Voting Rights. The holders of the Series B Preferred Shares shall be entitled to voting rights relating to all corporate matters at 100 votes for each Series B Preferred Share.

I. Right of Co-Sale (Tag Along). The Series B Preferred shareholders shall have the right of co-sale. If a majority shareholder sells his or her stake, the Series B Preferred Shareholders shall have the right to join the transaction and sell his or her minority stake in the Company.

J. Forced Co-Sale (Drag Along). The Series B Preferred Shareholders will not be required to sell all of their Series B Preferred Shares on the same terms or conditions of a co-sale by a majority shareholder.

K. Right of First Refusal. If any of the Series B Preferred Shareholders wish to sell, transfer or otherwise dispose of any or all of his/her Series B Preferred Shares, the other Series B Preferred Shareholders shall have a prior right to buy such Series B Preferred Shares.

L. Anti-Takeover Provisions. There are no anti-takeover provisions that may have the effect of delaying or preventing a change in control.

ARTICLE V.
BOARD OF DIRECTORS

The name of the initial director of the Corporation is Huihe Zheng and the address of the initial director is Room 707, Soho T2, Tianshan Plaza, Changning District, Shanghai, China.

The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than one no more than fifteen persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors.

As of the effective date of these Articles of Incorporation (the "Effective Date"), the directors of the Corporation shall be classified, with respect to the time for which they severely hold office, into three classes, Class I, Class II and Class III, each of which shall be as nearly equal in number as possible. Each initial director in Class I shall hold office for a term expiring at the first annual meeting of the Shareholders after the Effective Date; each initial director in Class II shall hold offices for a term expiring at the second annual meeting of the shareholders after the Effective Date; and each initial director in Class III shall hold office for a term expiring at the third annual meeting of the shareholders after the Effective Date. Notwithstanding the foregoing provisions of this Article, each director shall serve until such director's successor is duly elected and qualified or until such director's earlier death, resignation or removal. At each annual meeting of the shareholders, each successor to the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of the shareholders held in the third year following the year of his election and until his respective successor shall have been duly elected and qualified or until such director's earlier death, resignation or removal.

Subject to the rights of the holders of any series of Preferred Stock than outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the directors then in office, and the directors so chosen shall hold office for a term expiring at the next annual meeting of shareholders. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from the office at any time, with or without cause, but

only by the affirmative vote of the holders of not less than a majority of the voting power of all of the shares of the Corporation entitled to vote for the election of directors.

Any section with respect to the allocation or removal of directors required or permitted to be taken by the shareholders of this Corporation shall be effected at a duly called annual or special meeting of the shareholders of this Corporation, and no such action may be effected by a consent in writing of such shareholders.

ARTICLE V.
INDEMNIFICATION

This Corporation shall indemnify and hold harmless each and every one of its directors, officers, employees, attorneys and agents to the fullest extent permitted by the laws of the State of Florida.

ARTICLE VI.
AMENDMENT

The Corporation reserves the right to amend, after, change or repeal any provisions contained in these Articles of Incorporation in the manner now or hereafter prescribed by statue, all rights conferred on the shareholders of the Corporation hereunder are granted subject to this reservation. These Articles of Incorporation may be amended in the manner provided by law.

ARTICLE VI.
REGISTERED AGENT

The name and address of the registered agent in the State of Florida, whose Consent to Appointment as Registered Agent accompanies these Articles of Incorporation, is Bailey & Glasser LLP, 360 Central Avenue, Sute 1500, St. Petersburg, FL 33701.

ARTICLE VII.
INCORPORATOR

The name and street address of the incorporator to these Articles of Incorporation is Wei Wang, Esq., 1345 Avenue of the Americas, 11th Floor, New York, New York 10105.

The undersigned incorporator has executed these articles of incorporation on March 9, 2020.

Wei Wang, Esq., Incorporator

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Acceptance of Registered Agent

Having been named to accept service of process for QDM International Inc., at the place designated in the Articles of Incorporation, the undersigned is familiar with and accepts the obligations of that position pursuant to Section 607.0501(3) of the FCBA.

Bailey & Glasser LLP

MARC R. WEINTRAUB

Date: 3/9/2020

FILED

2020 MAR 10 AM 9:28

SECRETARY OF STATE
TALLAHASSEE, FL

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